Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268218

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated May 15, 2023

Preliminary Prospectus Supplement

(To Prospectus Dated November 17, 2022)

2,000,000 Shares

Ducommun Incorporated

Common Stock

We are offering 2,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “DCO”. On May 12, 2023, the last reported sale price of our common stock on the NYSE was $47.85 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-17 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)(2)	$	$
Proceeds, before expenses, to Ducommun Incorporated	$	$

(1)	See the section titled “Underwriting” beginning on page S-25 for a description of the compensation payable to the underwriters.
(2)

Certain of our directors have indicated an interest in purchasing an aggregate of 20,000 shares of our common stock in this offering at the public offering price. The underwriters will not receive any discounts or commissions on any of the shares of common stock purchased by such directors.

We have granted the underwriters an option to purchase up to an additional 300,000 shares of our common stock from us at the price to the public less underwriting discounts and commissions. The underwriters may exercise this right at any time within 30 days of the date of this prospectus supplement. See “Underwriting (Conflicts of Interest)” for more information.

Certain of our directors have indicated an interest in purchasing an aggregate of 20,000 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of such directors, or any or all of such directors may determine to purchase more, fewer or no shares in this offering. The underwriters will not receive an underwriting discount on any of the shares of common stock purchased by such directors.

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2023.

Goldman Sachs & Co. LLC	Citigroup	RBC Capital Markets	B. Riley Securities

Prospectus Supplement dated May     , 2023

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. It is important for you to read and consider all information contained in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Ducommun,” “we,” “our,” “us,” and “the Company” refer, collectively, to Ducommun Incorporated, a Delaware corporation, and its consolidated subsidiaries, or any one or more of them as the context may require. When we refer to “you” in this prospectus supplement, we mean all prospective purchasers of the securities being offered by this prospectus supplement and the accompanying prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this prospectus supplement and the accompanying prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act and the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, contained in this prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein and therein, including statements regarding our assumed future actions, events or results of operations, future sales, earnings, cash flows, uses of cash and other measures of financial performance, projections or expectations of future operations, including revenue derived from aftermarket business and costs to complete contracts, goodwill impairment evaluations, unrecognized tax benefits, environmental remediation costs, insurance recoveries, industry trends and expectations, our plans with respect to restructuring activities, expected annual savings as a result of restructuring activities, completed acquisitions, future acquisitions and dispositions and expected business opportunities that may be available to us, are forward-looking statements. Forward-looking statements may be preceded by, followed by or include words such as “could,” “may,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “expect,” “would,” "target," "strive" or similar expressions, although not all forward-looking statements contain these identifying words. These statements are based on the beliefs and assumptions of our management at the time such statements were made.

Our future financial results could differ materially from those anticipated and any such forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	our ability to manage and otherwise comply with our covenants with respect to our outstanding indebtedness;

•	our ability to service our indebtedness;

•	our acquisitions, business combinations, joint ventures, divestitures, or restructuring activities may entail certain operational and financial risks;

•	the cyclicality of our end-use markets and the level of new commercial and military aircraft orders;

•	industry and customer concentration;

•	production rates for various commercial and military aircraft programs;

•	the level of U.S. Government defense spending;

•

compliance with applicable regulatory requirements and changes in regulatory requirements, including regulatory requirements such as Cybersecurity Maturity Model Certification, applicable to government contracts and sub-contracts;

•	further consolidation of customers and suppliers in our markets;

•	product performance and delivery;

•	start-up costs, manufacturing inefficiencies and possible overruns on contracts;

•	increased design, product development, manufacturing, supply chain and other risks and uncertainties associated with our growth strategy to become a supplier of higher-level assemblies;

•	our ability to manage the risks associated with international operations and sales;

•	economic and geopolitical developments and conditions, including supply chain issues and rising interest rates;

•	environmental, social and governance developments and their related impact;

•	pandemics, such as the COVID-19 pandemic, significantly impacting the global economy and, most significantly, the commercial aerospace end-use market;

•	disasters, natural or otherwise, damaging or disrupting our operations;

S-iii

•	unfavorable developments in the global credit markets;

•	our ability to operate within highly competitive markets;

•	technology changes and evolving industry and regulatory standards;

•	possible goodwill and other asset impairments;

•	the risk of environmental liabilities;

•	the risk of cyber security attacks or not being able to detect such attacks;

•	litigation with respect to us; and

•	other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, or the SEC.

You should not put undue reliance on any forward-looking statements. There can be no assurance that other factors will not affect the accuracy of our forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. Except as required by law, we do not undertake any obligation to update or revise these forward-looking statements to reflect new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus supplement or the accompanying prospectus should be consulted. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and other matters discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, and incorporated herein by reference. Please also see “Incorporation of Certain Documents by Reference” in this prospectus supplement.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-17 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2022, along with our consolidated financial statements and notes to those consolidated financial statements for the year ended December 31, 2022 and the condensed consolidated financial statements and notes to those condensed consolidated financial statements for the quarter ended April 1, 2023 and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Company Overview

We are a leading global Tier One provider of complex electronics and structural systems for high-performance products and high-cost-of failure applications committed to the defense, commercial aerospace, and space markets. Ducommun differentiates itself as a full-service solution-based provider, offering a wide range of proprietary technologies, products and capabilities across electronics, structures, and integrated solutions.

We operate through two business segments: Electronic Systems and Structural Systems. Our Electronic Systems segment develops innovative and ruggedized electronic and electromechanical products for a wide variety of applications. Electronic Systems’ product offerings range from prototype development to manufacturing of complex electronics for high reliance applications in harsh environments to niche proprietary products. These products include ruggedized interconnect systems, complex circuit board assemblies, higher-level electronic, electromechanical, and mechanical components and assemblies, proprietary human machine interface products, RF microwave and millimeter wave components, and lightning protection systems. Our Structural Systems segment develops complex aerostructure components and assemblies using a wide range of proprietary materials and processes. Through our Structural Systems segment, we design, engineer, and manufacture various sizes of complex contoured aerostructure and defense components and assemblies using titanium, Inconel, aluminum, high-performance thermoplastics and our proprietary material, VersaCore CompositeTM, along with other composite and metal bonded structures and assemblies. This segment also includes our proprietary and highly engineered ammunition handling systems, magnetic seals and aerodynamic structures businesses. With a significant part of our revenue derived from being a Tier One supplier of complex electronics and structural systems for the commercial aerospace, defense, and space markets, we sell to defense prime contractors (“Primes”) and commercial aerospace original equipment manufacturers (“OEMs”). Our products and solutions are deployed on more than 150 land, sea, and air platforms with over 500 different Primes and commercial aerospace customers.

The Company’s history stretches back over 170 years to Charles Louis Ducommun, who founded Ducommun in California in 1849. We evolved from our founding as a hardware supply store during the California Gold Rush to a company assisting with the birth of the aerospace industry in the first half of the 20th century by providing aircraft aluminum to early aerospace pioneers. We reincorporated in Delaware in 1970, and are now headquartered in Santa Ana, California. In fiscal year 2022, we delivered net revenues of $713 million, net income of $29 million, adjusted EBITDA of $95 million and adjusted net income of $40 million. See “Summary of Financial Data — Non-GAAP Financial Measures” below for a reconciliation of non-GAAP financial measures provided herein to the most directly comparable GAAP measures as well as why management believes these measures are useful.

Revenue by End Market¹	Revenue by Content Type[1,2]	Backlog by Commercial Aerospace Mix[3]

1	Based on FY2022 net revenue mix. FY2022 financials do not include pro forma information for the BLR Aerospace acquisition which closed on April 25, 2023.
[2]	Proprietary content is defined as products or processes where Ducommun has intellectual property, including trade secrets and intellectual know how.
[3]	Backlog as of December 31, 2022.

Our Journey

Source: Bloomberg, Ducommun Management.

Note: FY2022 financials do not include pro forma information for the BLR Aerospace acquisition which closed on April 25, 2023.

1	Based on 2022 metrics.
2

FY2016 based on closing share price of $25.56 as of December 30, 2016 and 11.2mm common shares. “Today” based on closing share price of $48.70 as of May 8, 2023 and 12.2mm common shares as of April 25, 2023.

Our Competitive Strengths

We believe we differentiate ourselves through the following competitive strengths, including:

Leading portfolio of highly engineered proprietary products and services

We are a leading global full-service solution-based provider, offering a wide range of proprietary and value-added advanced products and services in our primary businesses of electronics, structures, and integrated solutions. We are committed to aerospace and defense (“A&D”) and believe our comprehensive product offering, ability to customize solutions to customer requirements, and track record of superior quality, performance, and reliability positions Ducommun as a “go-to” provider of complex electronics and structural systems. Our products are critical components for our customers’ systems and relied upon to perform in challenging environments where cost of failure is high. Furthermore, our focus on innovating novel technological capabilities through decades of engineering and development expertise and through acquisitions creates what we believe is a highly defensible market position.

Differentiated titanium capabilities

We believe we are the largest non-OEM titanium hot and superplastic forming supplier to A&D companies. We have proprietary and trade secret manufacturing intellectual property, enabling us to produce highly complex and contoured shapes with close tolerances at scale. We are a leader in titanium capabilities with presses ranging from 50 tons to 1,400 tons along with supporting process automation ensuring product quality. Hot and super plastic forming of titanium sheet is a niche capability with limited number of capable players globally, and typically involves longer contract terms of 5-7 years. As new generation of aircraft increasingly utilize titanium parts, we believe our proprietary titanium capabilities uniquely position us to win new contracts, a belief which was recently reinforced by Airbus presenting Ducommun with its top Detail Parts Partner specialist award in recognition of the Company’s outstanding level of performance, operational reliability and delivery on shared commitments. Our titanium capabilities are built-upon over 40 years of experience and know-how and supported by over 30 engineers as of April 1, 2023.

Blue-chip customer base and positioned on industry-leading platforms

We have established long-standing relationships with Primes, commercial aerospace OEMs, and other key organizations in the defense and aerospace industry. Our key customers include Raytheon Technologies, Viasat, Northrop Grumman and General Dynamics for our Electronic Systems business, as well as Boeing, Spirit, Raytheon Technologies, General Dynamics and Airbus for our Structural Systems segment. We serve our customers with diverse product content on large and growing platforms, with positions on industry-leading commercial and military programs, such as the Boeing 737 and Apache helicopter, Airbus A320 and A220, the Patriot and Tomahawk Missiles and Lockheed Martin’s Joint Strike Fighter (F-35) and the Boeing F/A-18 Hornet. In 2022, we had 58 Defense programs with sales greater than $1 million, compared to 38 Defense programs with sales greater than $1 million in 2017. As of April 1, 2023, our total backlog was $961 million, an increase of almost 20% since 2020. Through these relationships and our experience, we believe we are well positioned to pursue new content on next generation platforms as well.

Proven M&A skillset

We have built a strong track-record of identifying and executing strategic acquisitions. Since 2017, we have acquired five niche businesses, which are strategically aligned with our priorities to implement value based pricing initiatives and have enabled the Company to expand its portfolio of engineered product businesses along with its aftermarket opportunities. We have a well-defined and proven M&A strategy, and a systematic approach to screening and identifying potential M&A targets. We have developed internal processes to identify and source strategic acquisitions on a proprietary basis, along with leveraging our industry and customer relationships. Additionally, we deploy a programmatic approach to integration sponsored by our executive team with weekly tracking on progress and synergy capture. Our internal team brings decades of experience across a wide range of transactions with expertise in synergy capture and value creation.

Agile, flexible, and efficient operating model and organization with Environmental, Social and Governance focus

We use a set of lean principles, designed to improve business performance, evaluate growth opportunities, and retain focus on customer requirements and reduce waste. Through consistent application of these processes since 2017, we have been able to foster a culture of innovation, drive operational improvements, and profitably grow our business. We have systematic tracking of daily, weekly, and monthly strategic and operational key performance indicators to measure progress. We also have domestic manufacturing capabilities in lower cost areas, along with a footprint in Mexico where we now have over 10 years of operating experience. Ducommun will continue to use and improve these processes and capabilities as we further strive to drive sustained and profitable growth.

As we grow our business, we are committed to environmental, social, and corporate governance issues. We look for ways to improve our environmental management practices and have reduced our combined Scope 1 and 2 greenhouse gas emissions by 29% and our total energy usage by 14% compared to 2019 baseline levels on an absolute basis. We also look for ways to reduce the volume of waste generated from our operations and identify innovative ways to reuse, reclaim, or recycle waste from our production processes. Additionally, we support charitable organizations in the locations where we operate through The Ducommun Foundation.

Margin expansion and strong cash flow generation

We benefit from improving margins and have a track record of strong cash flow generation. In fiscal year 2022, we had net income of $29 million compared to net income of $25 million in fiscal year 2016. Since 2016, we have increased our adjusted EBITDA margins significantly (300 basis points through 2022) through improved product mix, strategic pricing and acquisitions and scale. We plan for, and benefit from, the relatively low capital intensity of our business, as capital expenditures have averaged 2.5% of sales over the past three years, and we have consistently generated strong cash flow from operations. We also initiated a restructuring plan in the second quarter of 2022, which includes facility closure and repositioning to reduce both the cost structure and complexity of manufacturing operations, as well as headcount reductions, and is expected to eventually enhance margins and cash flow generation.

Experienced management team with a proven track record of executing and integrating acquisitions

We are led by a senior management team with both significant industry and functional experience with Ducommun and other leading A&D companies along with industries outside of A&D. We benefit from our team’s industry knowledge and track record of successful product innovation and financial performance. Additionally, our senior management team, with both private equity and large cap backgrounds, has extensive experience executing and integrating bolt-on and transformational acquisitions. Our team was instrumental in the acquisitions of BLR Aerospace, Magseal, Nobles Worldwide, Certified Thermoplastics and Lightning Diversion Systems, and the successful integration of the latter four businesses. We are now in the process of executing on our integration plan for BLR Aerospace, our most recent acquisition which closed in April 2023.

Our Business Strategy

Our strategy is to maximize value through several key initiatives:

Focus on profitable top-line growth

We are focused on a range of organic and inorganic opportunities to drive growth in our business. Our organic growth opportunities are centered on three key vectors:

1.

Grow share of wallet with existing customers: We will continue our strategy of enhancing relationships with existing customers by expanding the products and services we supply them. We create value for Ducommun’s customers through our focus on specialized, mission-critical products, a continuous focus on quality, and the Company’s proprietary capabilities and technologies. We are a key partner supplying critical solutions to our A&D customers and are positioned to grow share on existing and new programs and aftermarket products. We estimate our aftermarket support business has grown from approximately 6% of our revenues in 2017 to approximately 10% of our revenues in 2022.

2.

Expand our customer base: We believe our niche manufacturing services capabilities are attractive to potential new customers and we plan to expand our customer base. For example, we have succeeded in winning business after competitors were unable to meet customer specifications and after customers outsourced work that was previously performed internally. We are also focused on expanding our aftermarket products to new customers.

3.

Benefit from commercial aerospace recovery: Revenues from the commercial aerospace end market represented 35% of our total net revenues for 2022. We believe we are well positioned for growth as the industry rebounds from COVID-19 with a focus on narrow body aircraft, as Boeing and Airbus look to increase build rates on the key platforms on which we supply significant content. We also see opportunities to further expand key commercial aerospace customer relationships by providing high value-add, differentiated technology solutions. We also expect to benefit from the return to normal production of the 737MAX.

As part of our plan, we also intend to complement our organic growth with a disciplined approach to acquisitions. We believe our organic and inorganic growth strategy could lead to significant value creation.

Drive margin expansion

We initiated a restructuring plan in the second quarter of 2022 which includes facility closure and repositioning to reduce the complexity and cost structure of our manufacturing operations, along with headcount reductions. This will include the shut down of our Monrovia, California and Berryville, Arkansas facilities. We have also expanded our low cost footprint by increasing the square footage of our Guaymas, Mexico facility and expanded our capabilities beyond VersaCore in this facility. These actions are expected to generate annualized savings of $11 million to $13 million. The shutdown and eventual sale of the Monrovia and Berryville facilities are also expected to provide an opportunity to monetize our real estate assets.

We believe that our restructuring plan, accompanied by scale from the continued commercial aerospace recovery, our strategic acquisitions and our value pricing strategy will drive margin expansion.

Strategic acquisitions to grow our engineered product and aftermarket revenues

A disciplined approach to acquisitions is an important part of our growth strategy. We believe that the engineered products supply chain for A&D continues to provide significant opportunities for strategic acquisitions. Accordingly, we continue to pursue acquisitions of high-growth companies with industry-leading products and brands positioned on long-lived platforms, proprietary technologies and capabilities, low capital intensity, aftermarket content, and talented management teams. We aim to transition to higher engineered product content and aftermarket revenues while continuing to build a portfolio of niche A&D businesses that are industry leaders in innovation and customer satisfaction. We have a strong track record with the acquisitions we have executed and expect to continue to pursue strategic acquisitions.

Our internal team tracks a broad list of potential acquisition opportunities, and continues to cultivate relationships across the industry and adjacent sectors to further enhance the opportunity set. Furthermore, we seek to enhance the performance of acquired companies through a programmatic approach to integration and tracking synergy. Our largest acquisition since 2017, BLR Aerospace, for a purchase price (net of cash acquired) of $115 million, is expected to increase our revenue mix in proprietary engineered products with aftermarket support.

Our Segments

We operate through two business segments: Electronic Systems and Structural Systems.

Electronic Systems

Our Electronic Systems segment develops innovative and ruggedized electronic and electromechanical products and assemblies. Electronic Systems product offerings range from prototype development and manufacturing of complex electronics for high reliance applications in harsh environments to niche proprietary products. Components, assemblies, and lightning protection products are provided principally for domestic and foreign commercial and military fixed-wing aircraft, unmanned aerial vehicles (UAV), military and commercial rotary-wing aircraft, missiles, radars, naval ships, nuclear submarines and space programs. Our products can be found on the most demanding next-generation applications as well. For example, we provide electronics and ruggedized interconnects on multiple hypersonic missile platforms. Our proprietary resolvers were on the Mars Perseverance Rover that landed on Mars in February 2021. We provide interconnects and electronics on leading UAV platforms. Further, we provide select industrial high-reliability applications for the industrial, medical, and other end-use markets. We also build custom, high-performance electronics and electromechanical systems. Our products include sophisticated radar enclosures, aircraft avionics racks and shipboard communications and control enclosures, printed circuit board assemblies, cable assemblies, interconnect systems, lightning diversion strips, surge suppressors, conformal shields and other high-level complex assemblies. Electronic Systems utilizes a highly-integrated production process, including prototype development, manufacturing, engineering, fabrication, machining, assembly, electronic integration, and related processes. Engineering, technical and program management services are provided to a wide range of customers.

In response to customer needs and utilizing our in-depth engineering expertise, Electronic Systems is also considered a leading supplier of engineered products, including illuminated pushbutton switches and panels for aviation and test systems, microwave and millimeter switches and filters for radio frequency systems and test instrumentation, motors and resolvers for motion control, and lightning protection products for A&D applications.

Electronic Systems also provides engineering expertise for aerospace system design, development, integration, and testing. We leverage the knowledge base, capabilities, talent, and technologies of this focused capability into direct support of our customers.

End Market Breakdown[1]	Customer Breakdown[1]	Platform Breakdown[1]

1	Based FY2022 net revenue. FY2022 financials do not include pro forma information for the BLR Aerospace acquisition which closed on April 25, 2023.

Structural Systems

Structural Systems’ product offerings support a global customer base including: commercial aircraft, military fixed-wing aircraft, military and commercial rotary-wing aircraft, business jets and missiles. Our applications include structural components, structural assemblies, bonded (metal and composite) components, precision profile extrusions with high-performance thermoplastics and extruded assemblies, ammunition handling systems, magnetic seals and aerodynamic systems. In the structural components products, Structural Systems provides design services, engineers, and manufacturing of large complex contoured, stretch-formed aluminum structures, titanium, and Inconel aerostructure components and assemblies for the A&D industry. Structural assembly products include winglets, engine components, and fuselage structural panels and stretch formed fuselage skins for aircraft. Our proprietary VersaCore Composite™ material is used in nacelle components. Metal and composite bonded structures and assemblies products include aircraft wing spoilers, large fuselage skins, rotor blades on rotary-wing aircraft and components, flight control surfaces, engine components, and ammunition handling systems. To support these products, Structural Systems maintains advanced super plastic forming, hot-forming, stretch-forming, metal bonding, composite layup, chemical milling and thermoplastic extrusion capabilities and has an extensive engineering capability to support both design and prototype services and manufacturing.

End Market Breakdown¹	Customer Breakdown[1]	Platform Breakdown[1]

¹	Based FY2022 net revenue. FY2022 financials do not include pro forma information for the BLR Aerospace acquisition which closed on April 25, 2023.

Our Market Opportunity

A&D represents our largest end-use markets and constituted 94% of our total net revenues in 2022. Additionally, we also have a high share in narrowbody. These markets are serviced by suppliers which are stratified, from the lowest value provided to the highest, into four tiers: OEMs, Tier One, Tier Two, and Tier Three. The OEMs provide the highest value and are also known as Primes. We derive a significant portion of our revenues from subcontracts with OEMs. As the prime contractor for various programs and platforms, the OEMs sell to their customers, who may include, depending upon the application, the U.S. Federal Government, foreign, state and local governments, global commercial airline carriers, regional jet carriers and various other customers. The OEMs also sell to global leasing companies that lease commercial aircraft. A significant portion of our revenues is earned from subcontracts with the Primes. Our business growth strategy is to differentiate ourselves from competitors by providing more complex assemblies to our customers as a Tier One supplier to OEMs.

Defense End-Use Market

Our defense end-use market includes products used in military and space, including technologies and structures applications. The defense end-use market is highly cyclical and is impacted by the level of government defense spending and Foreign Military Sales. Government defense spending is impacted by national defense policies and priorities, including the on-shoring of defense manufacturing, political climates and rising geopolitical tensions, fiscal budgetary constraints, U.S. Federal budget deficits, projected economic growth and the level of global military or security threats, or other conflicts, fleet size and age and technological development. Revenues from the military and space end-use market in 2022 represented 58% of our total net revenues during 2022. We believe our growing defense business is well positioned for changing budget environments.

Commercial Aerospace End-Use Market

The commercial aerospace end-use market is cyclical and is impacted by the level of global air passenger traffic in general, which in turn is influenced by global economic conditions, fleet fuel and maintenance costs and geopolitical developments. Revenues from the commercial aerospace end-use market represented 36% of our total net revenues for 2022.

The residual effects of the COVID-19 pandemic, geopolitical events including the war in Ukraine, inflationary forces, rising interest rates, and supply chain issues contributed to a general slowdown in the global economy, and had an adverse impact on demand for civil air travel. The combination of these factors had, in turn, created a significant challenge for some of our customers and the entire commercial aerospace manufacturing and services sector. As the number of infections from COVID-19 continues to decline and/or stabilize in various parts of the world, it has resulted in the steady increase in consumer confidence on the safety of air travel. Airline financial performance, which also plays a role in the demand for new capacity, was adversely impacted by the COVID-19 pandemic and aforementioned issues, and according to the International Air Transport Association (“IATA”), net losses for the airline industry were forecasted to be $6.9 billion in 2022, $42 billion in 2021 and $138 billion in 2020. For 2023, IATA is forecasting a nice bounce-back of $4.7 billion in profits for the industry globally. While the outlook continues to improve, we continue to face a challenging environment in the near to medium-term as airlines are facing increased fuel and other costs, and the global economy is experiencing high inflation. The current environment is also affecting the financial viability of some airlines.

In The Boeing Company’s (“Boeing”) 2022 Annual Report on Form 10-K filed with the SEC, they indicated that domestic travel continues to recover from the lingering effects of the COVID-19 pandemic and will recover before international travel. The lifting of restrictions related to COVID-19 and the return to flight of the 737MAX in China provides stimulus to the industry given that China represents approximately 20% of the market for new aircraft for the next several years.

The long-term outlook for the industry remains positive due to the fundamental drivers of air travel demand: economic growth, increasing propensity to travel due to increased trade, globalization, and improved airline services driven by liberalization of air traffic rights between countries. Boeing’s commercial market outlook forecast projects a three and eight tenths percent annual growth rate for passenger and cargo traffic over a 20 year period. Based on long-term global economic growth projections of two and six tenths percent average annual gross domestic product growth, Boeing projects demand for 41,170 new airplanes over the next 20 years. The industry remains vulnerable to various developments including fuel price spikes, credit market shocks, acts of terrorism, natural disasters, conflicts, epidemics, pandemics, supply chain shortages, rising interest rates, and increased global environmental regulations. We believe we are well positioned given our product capabilities and our initiatives to increase operating efficiencies to participate in the near term recovery and the long term projected growth rate for commercial air traffic and build rates for large commercial aircraft for the airframe manufacturing industry. If the recovery is slower than anticipated or any of the developments occur, it could have a material adverse effect on our results of operations, financial position, and/or cash flows.

Industrial End-Use Market

Our industrial, medical and other (collectively, “Industrial”) end-use markets are diverse and are impacted by the customers’ needs for increasing electronic content and a desire to outsource. Factors expected to impact these markets include capital and industrial goods spending and general economic conditions. Our products are used in heavy industrial manufacturing systems and certain medical applications. Revenues from the Industrial end-use markets were 6% of our total net revenues during 2022.

We believe our business in these markets in the long-term, is stable and we are well positioned in these markets even though the residual effects of the COVID-19 pandemic and the related inflationary forces, rising interest rates, and supply chain issues has had and will continue to have an impact on our business.

Company Information

We are the successor to a business founded in California in 1849 and reincorporated in Delaware in 1970. Our office is located at 200 Sandpointe Avenue, Suite 700, Santa Ana, California, 92707 and our telephone number is (657) 335-3665. Our website address is www.ducommun.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement.

THE OFFERING

Common stock offered by us	2,000,000 shares.

Common stock to be outstanding after this offering	14,231,704 shares.

Option to purchase additional shares	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 300,000 shares of our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares).

We intend to use the net proceeds from this offering to repay indebtedness under the revolving credit facility that was used to finance our acquisition of BLR Aerospace, L.L.C. (“BLR”). See “Use of Proceeds.”

Conflicts of interest	An affiliate of RBC Capital Markets, LLC is a co-syndication agent, joint lead arranger, joint bookrunner and lender under our revolving credit facility. Therefore, such affiliate of RBC Capital Markets, LLC may receive more than 5% of the net proceeds from this offering through the repayment of such indebtedness. Because more than 5% of the net proceeds of this offering, not including underwriters’ discounts and commissions, may be received by such affiliate of RBC Capital Markets, LLC, to the extent RBC Capital Markets, LLC, together with its affiliate, receives more than 5% of the net proceeds, RBC Capital Markets, LLC would be considered to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(B). Pursuant to FINRA Rule 5121, RBC Capital Markets, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-17 and in our Annual Report on Form 10-K for the period ended December 31, 2022, as well as those risk factors in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to purchase shares of our common stock.

NYSE symbol	“DCO”

Certain of our directors have indicated an interest in purchasing an aggregate of 20,000 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of such directors, or any or all of such directors may determine to purchase more, fewer or no shares in this offering. The underwriters will not receive an underwriting discount on any of the shares of common stock purchased by such directors.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 12,231,704 shares of our common stock issued and outstanding as of April 1, 2023. The number of shares outstanding as of April 1, 2023 as used throughout this prospectus supplement, unless otherwise indicated, excludes:

•	173,715 shares of our common stock issuable upon the exercise of stock options outstanding as of April 1, 2023, at a weighted average exercise price of $38.08 per share;

•	219,190 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of April 1, 2023;

•	194,930 shares of our common stock issuable upon the vesting of performance stock units outstanding as of April 1, 2023;

•	252,083 additional shares of our common stock available for future issuance under our Amended and Restated 2020 Stock Incentive Plan as of April 1, 2023; and

•	523,144 additional shares of our common stock available for future issuance under our 2018 employee stock purchase plan as of April 1, 2023.

After April 1, 2023, we granted an additional 14,000 shares of our common stock issuable upon the vesting of equity awards under our Amended and Restated 2020 Stock Incentive Plan that are not included in the number of shares issued and outstanding as of April 1, 2023 above. In addition, zero shares of common stock were purchased under our employee stock purchase plan that are not included in the number of shares issued and outstanding as of April 1, 2023 above.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus supplement:

•	assumes no exercise of the outstanding options described above; and

•	assumes no exercise by the underwriters of their option to purchase up to 300,000 additional shares of common stock from us.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth, for the periods and dates indicated, our summary historical financial data. We have derived the statement of income data for the quarters ended April 1, 2023 and April 2, 2022 and balance sheet data as of April 1, 2023 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, or our Quarterly Report, which is incorporated by reference herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period. We have derived the statement of income data for the fiscal years ended December 31, 2022, 2021 and 2020 and balance sheet data as of December 31, 2022 and 2021 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, or our Annual Report, which is incorporated by reference herein. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements included in our Annual Report and the condensed consolidated financial statements and notes to those condensed consolidated financial statements in our Quarterly Report, which are incorporated by reference herein. Our historical results are not necessarily indicative of future results.

	Three Months Ended		Year Ended December 31,
(Dollars in thousands, except per share amounts)	April 1, 2023	April 2, 2022	2022	2021	2020
Statement of Income Data:
Net Revenues	$181,191	$163,481	$712,537	$645,413	$628,941
Cost of Sales	144,424	131,006	568,240	502,953	491,203

Gross Profit	36,767	32,475	144,297	142,460	137,738
Selling, General and Administrative Expenses	26,225	23,352	98,351	93,579	89,808
Restructuring Charges	4,170	—	6,158	—	2,424

Operating Income	6,372	9,123	39,788	48,881	45,506
Interest Expense	(4,219)	(2,402)	(11,571)	(11,187)	(13,653)
Loss on Extinguishment of Debt	—	—	(295)	—	—
Gain on Sale Leaseback	—	—	—	132,522	—
Other Income, Net	3,886	3,000	5,400	268	128

Income Before Taxes	6,039	9,721	33,322	170,484	31,981
Income Tax Expense	808	1,622	4,533	34,948	2,807

Net Income	$5,231	$8,099	$28,789	$135,536	$29,174

Earnings Per Share:
Basic earnings per share	$0.43	$0.68	$2.38	$11.41	$2.50
Diluted earnings per share	0.42	0.66	2.33	11.06	2.45
Weighted-Average Number of Shares Outstanding:
Basic	12,195	11,989	12,074	11,879	11,676
Diluted	12,538	12,328	12,366	12,251	11,932

	As of April 1,	As of December 31,
	2023	2022	2021
Balance Sheet Data:
Cash and cash equivalents	$17,115	$46,246	$76,316
Total Assets	$1,006,078	$1,021,506	$978,735
Total Liabilities	$477,694	$495,546	$504,133
Total Shareholders’ Equity	$528,384	$525,960	$474,602

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted net income are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. We define adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, Guaymas fire-related expenses, insurance recoveries related to loss on operating assets, insurance recoveries related to business interruption, inventory purchase accounting adjustments, loss on extinguishment of debt, other debt refinancing costs, gain on sale-leaseback and success bonus related to the completion of sale-leaseback transaction. We define adjusted net income as net income plus the sum of restructuring charges, Guaymas fire-related expenses, inventory purchase accounting adjustments, gain on sale-leaseback, insurance recoveries related to loss on operating assets, insurance recoveries related to business interruptions, loss on extinguishment of debt, other debt refinancing costs, success bonus related to completion of sale-leaseback transactions and amortization of acquisition related expenses.

We believe adjusted EBITDA and adjusted net income provide additional useful information that clarifies and enhances the understanding of our results of operations from period to period and the factors and trends affecting our past performance and future prospects and provide useful information with respect to our ability to meet our operating commitments. We also believe these measures are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors. We also use adjusted EBITDA and adjusted net income internally as complementary financial measures to evaluate the performance and trends of our businesses and for strategic planning and forecasting purposes.

Adjusted EBITDA and adjusted net income are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and have limitations as an analytical tool, and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

Reconciliations of net income to adjusted EBITDA and the adjusted net income are as follows:

	Three Months Ended		Year Ended December 31,
(Dollars in thousands)	April 1, 2023	April 2, 2022	2022	2021	2020	2016
Net income	$5,231	$8,099	28,789	$135,536	$29,174	$25,261
Interest expense	4,219	2,402	11,571	11,187	13,653	8,274
Income tax expense	808	1,622	4,533	34,948	2,807	12,852
Depreciation	3,740	3,587	14,535	14,051	13,824	13,326
Amortization	4,249	4,181	16,886	14,338	15,026	9,534
Stock-based compensation expense (1)	3,081	1,590	10,744	11,212	9,299	3,007
Restructuring charges (2)	4,170	—	6,686	—	2,424	182
Guaymas fire related expenses	1,468	957	4,466	2,486	1,704	—
Insurance recoveries related to loss on operating assets	(3,886)	—	—	—	—	—
Insurance recoveries related to business interruption	—	(3,000)	(5,400)	—	—	—
Inventory purchase accounting adjustments (3)	—	637	1,381	106	—	—
Loss on extinguishment of debt	—	—	295	—	—	—
Other debt refinancing costs	—	—	224	—	—	—
Gain on sale-leaseback	—	—	—	(132,522)	—	—
Success bonus related to completion of sale-leaseback transaction (4)	—	—	—	1,451	—	—
Gain on divestitures, net	—	—	—	—	—	(17,604)

Adjusted EBITDA	$23,080	$20,075	$94,710	$92,793	$87,911	$54,832

Adjusted EBITDA margin	12.7%	12.3%	13.3%	14.4%	14.0%	10.0%

(1)

Three months ended April 1, 2023 and April 2, 2022 included $0.4 million and 0, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash. 2022 included $1.2 million of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash.

(2)	2022 included $0.5 million of restructuring charges that were recorded as cost of sales.
(3)

Three months ended April 2, 2022 and 2021 included inventory purchase accounting adjustments of inventory that was stepped up as part of our purchase price allocation from our acquisition of Magnetic Seal LLC (f/k/a Magnetic Seal Corporation, “MagSeal”) in December 2021 and is a part of our Structural Systems operating segment.

(4)	2021 included $1.3 million of success bonus related to the completion of the sale-leaseback transaction that was recorded as part of cost of sales.

	Three Months Ended		Year Ended December 31,
(Dollars in thousands)	April 1, 2023	April 2, 2022	2022 (1)	2021 (1)	2020 (1)
Net income	$5,231	8,099	$28,789	$135,536	$29,174
Restructuring charges (2)	3,336	—	5,349	—	2,036
Guaymas fire related expenses (3)	1,174	766	3,573	1,989	1,431
Inventory purchase accounting adjustments (4)	—	510	1,105	85	—
Gain on sale-leaseback	—	—	—	(102,837)	—
Insurance recoveries related to loss on operating assets	(3,109)	—	—	—	—
Insurance recoveries related to business interruption	—	(2,400)	(4,320)	—	—
Loss on extinguishment of debt	—		236	—	—
Other debt refinancing costs	—		179	—	—
Success bonus related to completion of sale-leaseback transaction	—	—	—	1,161	—
Amortization of acquisition related expenses	1,288	1,295	5,159	3,914	4,079

Adjusted net income	$7,920	8,270	40,070	39,848	$36,720

(1)	Includes tax rate of 20.0%, 20.0%, 20.0%, and 16.0% for 2023, 2022, 2021, and 2020 adjustments, respectively, except gain on sale-leaseback in 2021 which utilized the incremental tax rate of 22.4%.
(2)	2022 included $0.5 million of restructuring charges that were recorded as cost of goods sold.
(3)

In June 2020, a fire severely damaged our performance center in Guaymas, Mexico, which is part of our Structural Systems segment. Property and equipment, inventories, and tooling in this leased facility were destroyed, which we expect to be covered under our insurance policies less our per claim deductible. The loss of production from the Guaymas performance center is being absorbed by our other existing performance centers. These expenses primarily relate to training and travel costs.

(4)

2022 and 2021 included inventory purchase accounting adjustments for inventory that was stepped up as part of our purchase price allocation from our acquisition of MagSeal in December 2021 and is part of our Structural Systems operating segment.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, including the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2022, before deciding to invest in our common stock. If any of these risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to This Offering

The price of our common stock may be volatile, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons, which may include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of our senior management personnel;

•	sales of our common stock by our directors and executive officers;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•

the level and quality of research analyst coverage for our common stock, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

•	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet such disclosure;

•

adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our distributors or suppliers or our competitors;

•	acquisitions by us or our competitors;

•	short sales, hedging and other derivative transactions in our common stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•

other events or factors, including the COVID-19 pandemic or other public heath crises, the war in Ukraine, rising interest rates and changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

This volatility has had an impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Since we do not expect to pay dividends for the foreseeable future, investors may be forced to sell their stock in order to realize a return on their investment.

We have not declared or paid any dividends on our common stock since the first quarter of 2011. We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, legal and contractual requirements, earnings and other factors. Consequently, you should not rely on dividends in order to receive a return on your investment.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We and our executive officers and directors have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through and including the date that is 75 days after the date of this prospectus supplement, subject to certain exceptions. Goldman Sachs & Co. LLC, acting on behalf of the underwriters, may, in its discretion, release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock. With the exception of the shares held by our executive officers and directors that are subject to the restrictions described above, substantially all of the outstanding shares of our common stock are eligible to be sold into the public markets without restriction.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 2,000,000 shares of our common stock in this offering will be approximately $                 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by                  us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $                 million.

We intend to use the net proceeds from this offering to repay indebtedness under the revolving credit facility that was used to finance our acquisition of BLR. We financed the acquisition of BLR by utilizing our revolving credit facility.

An affiliate of RBC Capital Markets, LLC is a co-syndication agent, joint lead arranger, joint bookrunner and lender under our revolving credit facility. Therefore, such affiliate of RBC Capital Markets, LLC may receive more than 5% of the net proceeds from this offering through the repayment of such indebtedness. Because more than 5% of the net proceeds of this offering, not including underwriters’ discounts and commissions, may be received by such affiliate of RBC Capital Markets, LLC, to the extent RBC Capital Markets, LLC, together with its affiliate, receives more than 5% of the net proceeds, RBC Capital Markets, LLC would be considered to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(B). Pursuant to FINRA Rule 5121, RBC Capital Markets, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Our revolving credit facility matures on July 14, 2027 and bears interest, at our option, at a rate equal to either (1) Term Secured Overnight Financing Rate (“Term SOFR”) plus an applicable margin ranging from 1.375% to 2.375% per year or (2) Base Rate (defined as the highest of (a) Federal Funds Rate plus 0.50%, (b) Bank of America’s prime rate, and (c) Term SOFR plus 1.00%, and if the Base Rate is less than zero percent, it will be deemed zero percent) plus an applicable margin ranging from 0.375% to 1.375% per year, in each case based upon the consolidated total net adjusted leverage ratio.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 1, 2023, as follows:

(i)	on an actual basis; and

(ii)

on an as adjusted basis to give effect to our issuance and sale of 2,000,000 shares of our common stock in this offering at a public offering price of $                 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table together with our condensed consolidated financial statements and related notes to those statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report, which is incorporated by reference into this prospectus supplement.

	As of April 1, 2023
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$17,115	$

Long-term debt, less current portion	240,625
Preferred stock, $.01 par value: 5,000,000 shares authorized; no shares issued or outstanding, actual and as adjusted	—		—
Common stock, $.01 par value: 35,000,000 shares authorized; 12,231,704 shares issued and outstanding, actual and shares issued and outstanding, as adjusted	122
Additional paid-in capital	111,322
Retained earnings	411,283
Accumulated other comprehensive income	5,657

Total Shareholders’ Equity	528,384

Total capitalization	$775,259	$

The table above is based on 12,231,704 shares of our common stock issued and outstanding as of April 1, 2023 and does not include:

•	173,715 shares of our common stock issuable upon the exercise of stock options outstanding as of April 1, 2023, at a weighted average exercise price of $38.08 per share;

•	219,190 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of April 1, 2023;

•	194,930 shares of our common stock issuable upon the vesting of performance stock units outstanding as of April 1, 2023;

•	252,083 additional shares of our common stock available for future issuance under our Amended and Restated 2020 Stock Incentive Plan as of April 1, 2023; and

•	523,144 additional shares of our common stock available for future issuance under our 2018 employee stock purchase plan as of April 1, 2023.

After April 1, 2023, we granted an additional 14,000 shares of our common stock issuable upon the vesting of equity awards under our Amended and Restated 2020 Stock Incentive Plan that are not included in the number of shares issued and outstanding as of April 1, 2023 above. In addition, zero shares of common stock were purchased under our employee stock purchase plan that are not included in the number of shares issued and outstanding as of April 1, 2023 above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other pass-through entity) of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (as defined in the Code).

This discussion does not address the tax treatment of partnerships or other entities that are passthrough entities for U.S. federal income tax purposes or persons who hold their shares of our common stock through partnerships or such other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax, or the Medicare tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	Banks or other financial institutions;

•	brokers or dealers in securities;

•	tax-exempt organizations;

•	pension plans, including “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark securities to market;

•	insurance companies;

•	controlled foreign corporations and passive foreign investment companies, each as defined in the Code, and shareholders of such entities;

•	non-U.S. governments or international organizations;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities; and

•	certain U.S. expatriates.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

Distributions

If we make distributions in respect of our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to the holder’s tax basis in the common stock. Any remaining excess will be treated as gain from the sale or exchange of our common stock, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any distributions will also be subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

Except as described below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States). However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FACTA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above under the heading “Distributions” may also apply;

•

the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is “regularly traded on an established securities market” (within the meaning of the Code) and the non-U.S. holder held (directly, indirectly, or constructively (after applying certain attribution rules)) no more than 5% of our outstanding common stock, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons (as defined in the Code) and the purchaser may be required to withhold and remit to the IRS 15% of the purchase price. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting And Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8), or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA. Under proposed U.S. Treasury Regulations that may be relied upon until the final regulations are issued, FACTA withholding on gross proceeds from the sale or other disposition of our common stock would not currently apply.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock.

The preceding discussion of material U.S. federal tax considerations is for informational purposes only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. We have entered into an underwriting agreement with Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC and B. Riley Securities, Inc., as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
B. Riley Securities, Inc.
Total	2,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to purchase up to an additional 300,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 300,000 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per share (1)	$	$
Total	$	$

(1)	The underwriters will not receive any discounts or commissions on any of the 20,000 shares of common stock purchased by our directors in this offering. See “Non-Binding Indications of Interest” below.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company has agreed with the underwriters not to transfer, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 75 days after the date of this prospectus without the prior written consent of Goldman Sachs & Co. LLC; provided, that these restrictions shall not apply to (A) the shares to be sold in this offering, (B) the issuance by the Company of shares upon the exercise, vesting or settlement of stock options, restricted stock units, performance stock units or other equity awards, or the conversion or exchange of convertible or exchangeable securities, (C) the issuance by the Company of equity awards or shares of common stock, or any securities convertible into or exchangeable for shares of common stock, in each case pursuant to the Company’s equity, employee stock purchase and other employee benefit plans, (D) the issuance by the Company of shares of common stock, or securities convertible into or exchangeable for shares of capital stock of the Company, in connection with (1) the acquisition by the Company or its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition or (2) any joint venture, collaboration, commercial relationship or other strategic transaction of the Company or any of its subsidiaries, and the issuance of any securities pursuant to an agreement to effect the foregoing transactions or (E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to (1) the Company’s equity, employee stock purchase and other employee benefit plans or (2) any assumed employee benefit plan contemplated by clause (D); provided, further, that the aggregate number of shares of common stock that the Company may sell or issue or agree to sell or issue pursuant to clauses (D) and (E)(2) shall not exceed 5% of the total number of shares of common stock issued and outstanding as of immediately following the closing of the offering.

The Company’s officers and directors have agreed with the underwriters not to transfer, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 75 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC; provided that these restrictions shall not apply to: (i) bona fide gifts or charitable contributions, or for bona fide estate planning purposes; (ii) dispositions or transfers to any member of the officer’s or director’s immediate family or to any trust for his or her direct or indirect benefit (including for the benefit of his or her immediate family); (iii) dispositions or transfers upon death or by will, testamentary document or intestate succession; (iv) dispositions or transfers to the Company in connection with the exercise, vesting or settlement of stock options, restricted stock units, performance stock units or other equity award or the “net” or “cashless” exercise of options, restricted stock units, performance stock units, warrants or other rights to purchase shares of common stock, in all such cases pursuant to the Company’s equity, employee stock purchase or other employee benefit plans; (v) dispositions or transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Company’s board of directors and made to all holders of shares of common stock involving a change of control of the Company; or (vi) dispositions or transfers by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “DCO”.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Non-Binding Indications of Interest

Certain of our directors have indicated an interest in purchasing an aggregate of 20,000 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of such directors, or any or all of such directors may determine to purchase more, fewer or no shares in this offering. The underwriters will not receive an underwriting discount on any of the shares of common stock purchased by such directors.

Other Relationships

The Company estimates that total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

An affiliate of RBC Capital Markets, LLC is a co-syndication agent, joint lead arranger, joint bookrunner and lender under our revolving credit facility.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

As described above, we plan to use the net proceeds from this offering to repay indebtedness under the revolving credit facility that was used to finance our acquisition of BLR. Therefore, such affiliate of RBC Capital Markets, LLC may receive more than 5% of the net proceeds from this offering through the repayment of such indebtedness. Because more than 5% of the net proceeds of this offering, not including underwriters’ discounts and commissions, may be received by such affiliate of RBC Capital Markets, LLC, to the extent RBC Capital Markets, LLC, together with its affiliate, receives more than 5% of the net proceeds, RBC Capital Markets, LLC would be considered to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(B). Pursuant to FINRA Rule 5121, RBC Capital Markets, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Selling Restrictions

European Economic Area

In relation to each EEA Member State (each a “Relevant Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the Offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the Shares may be offered to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require the Company and/or Selling Shareholders or any Bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘offer to the public’ in relation to the Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Shares under, the Offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the Underwriters and their affiliates and the Company that:

a)	it is a qualified investor within the meaning of the Prospectus Regulation; and

b)

in the case of any Shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the Shares acquired by it in the Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Global Coordinators has been given to the offer or resale; or (ii) where the Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the Underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Joint Global Coordinators of such fact in writing may, with the prior consent of the Joint Global Coordinators, be permitted to acquire Shares in the Offering.

United Kingdom

This Prospectus and any other material in relation to the common shares (the “Shares”) described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this Prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The Shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the Shares will be engaged in only with, the Relevant Persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this Prospectus or any of its contents.

No Shares have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the Shares may be offered to the public in the United Kingdom at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or

c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the Company and/or any Underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any Shares in the Offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the Underwriters and their affiliates that it meets the criteria outlined in this section.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in

Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Winston & Strawn LLP, Los Angeles, California. Goodwin Procter LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Ducommun Incorporated files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement. We maintain a website at https://www.ducommun.com. You should not consider information on our website to be part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is part, and related exhibits under the Securities Act. The registration statement contains additional relevant information. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus supplement. These documents contain important information about us and our business, prospects and financial condition.

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 16, 2023, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2023 Annual Meeting of Stockholders, filed on March 14, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended April 1, 2023 filed on May 4, 2023;

•	Current Report on Form 8-K filed on March 21, 2023, April 25, 2023, April 27, 2023 and May 3, 2023; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on October 30, 1996, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until the termination of the offering of securities covered by this prospectus supplement. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished and not filed by us under any item of any Current Report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by calling us at the following address or telephone number:

Investor Relations

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa Ana, California, 92707

(657) 355-3665

PROSPECTUS

Ducommun Incorporated

$300,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Units of these Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “DCO.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined in this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 17, 2022

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, or the information contained in a document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this prospectus may be construed as “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. We generally use words such as “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intends,” “continue” and similar expressions to identify forward-looking statements. The forward-looking statements contained or incorporated by reference into this prospectus are based on our then-current views with respect to future events and financial performance. Actual results could differ materially from those anticipated. Our forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: our acquisitions, business combinations, joint ventures, divestitures, or restructuring activities may entail certain operational and financial risks; our ability to successfully make acquisitions, including our ability to successfully integrate, operate or realize the projected benefits of such businesses; our ability to manage and otherwise comply with our covenants with respect to our outstanding indebtedness; our ability to service our debt service obligations; the end-use markets which we serve are cyclical; we depend upon a selected base of industries and customers; a significant portion of our business depends upon U.S. Government defense spending; we are subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of our customers contain provisions which give our customers a variety of rights that are unfavorable to us; further consolidation in the aerospace industry could adversely affect our business and financial results; our reliance on our suppliers to meet the quality and delivery expectations of our customers; we use estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on our financial results; whether future additional restructuring activities that will result in pre-tax restructuring charges will be sufficient to address all related anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for shareholders; our ability to be in compliance with applicable regulatory requirements and changes in regulatory requirements, including regulatory requirements such as Cybersecurity Maturity Model Certification applicable to government contracts and sub-contracts; the impact of existing and future laws and regulations, including those pertaining to environmental, social, and governance matters; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities that could adversely affect our financial results; cyber security attacks, internal system or service failures may adversely impact our business and operations; the impact from pandemics or endemics, such as COVID-19, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. Except as required by law, we do not undertake any obligation to update or revise these forward-looking statements to reflect new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus should be consulted. Please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and other matters discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and incorporated herein by reference. Please also see “Incorporation of Certain Documents by Reference” as well in the applicable prospectus supplement.

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RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties are described in the risk factor section of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and in the applicable prospectus supplement before you invest in our securities.

THE COMPANY

Ducommun Incorporated (“Ducommun,” “the Company,” “we,” “us” or “our”) is the successor to a business founded in California in 1849, first incorporated in California in 1907, and reincorporated in Delaware in 1970. We are a leading global provider of engineering and manufacturing services for high-performance products and high-cost-of failure applications used primarily in the aerospace and defense, industrial, medical and other industries (the latter three collectively, “Industrial”). We differentiate ourselves as a full-service solution-based provider, offering value-added proprietary products and manufacturing solutions to our customers in our primary businesses of electronics, structures, and integrated solutions. We operate through two primary business segments: Electronic Systems and Structural Systems.

Electronic Systems has multiple major product offerings, including high-performance electronics manufacturing for diverse, high-reliability applications: complex cable assemblies and interconnect systems, printed circuit board assemblies, higher-level electronic, electromechanical, and mechanical components and assemblies, and lightning diversion systems. These products are provided principally for domestic and foreign commercial and military fixed-wing aircraft, military and commercial rotary-wing aircraft, space and naval programs, and for missiles. Our products include sophisticated radar enclosures, aircraft avionics racks and shipboard communications and control enclosures, printed circuit board assemblies, cable assemblies, wire harnesses, interconnect systems, lightning diversion strips, surge suppressors, conformal shields, and other high-level complex assemblies. Further, we provide select industrial high-reliability applications for the industrial, medical, and other end-use markets. Electronic Systems utilizes a highly-integrated production process, including manufacturing, engineering, fabrication, machining, assembly, electronic integration, and related processes. Engineering, technical and program management services are provided to a wide range of customers.

In response to customer needs and utilizing our in-depth engineering expertise, Electronic Systems is also considered a leading supplier of engineered products including illuminated pushbutton switches and panels for aviation and test systems, microwave and millimeter switches and filters for radio frequency systems and test instrumentation, and motors and resolvers for motion control, and lightning diversion systems including lightning diversion strips and surge suppressors.

Electronic Systems also provides engineering expertise for aerospace system design, development, integration, and testing. We leverage the knowledge base, capabilities, talent, and technologies of this focused capability into direct support of our customers.

Structural Systems has four major product offerings to support a global customer base: commercial aircraft, military fixed-wing aircraft, military and commercial rotary-wing aircraft, and military ground vehicles. Our applications include structural components, structural assemblies, bonded (metal and composite) components, precision profile extrusions and extruded assemblies, ammunition handling systems, and magnetic seals. Among our structural components offerings, Structural Systems provides design services, engineering, and manufacturing of large complex contoured aluminum, titanium and Inconel aerostructure components for the aerospace industry. Structural assembly products include winglets, engine components, and fuselage structural panels for aircraft. Metal and composite bonded structures and assemblies products include aircraft wing spoilers, large fuselage skins, rotor blades on rotary-wing aircraft and components, flight control surfaces, engine components, ammunition handling systems, and magnetic seals. To support these products, Structural Systems maintains advanced machine milling, stretch-forming, hot-forming, metal bonding, composite layup, and chemical milling capabilities and has an extensive engineering capability to support both design services and manufacturing.

For more information about our business, please refer to the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference in this prospectus.

Our principal executive offices are located at 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, (657) 335-3665, and our website address is www.ducommun.com. Information on or connected to our website is not a part of this prospectus.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion or exchange of the debt securities into our common stock or other securities;

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	warrants entitling the holders to purchase common stock, preferred stock, depositary shares, debt securities or other securities;

•	stock purchase contracts;

•	stock purchase units;

•	units of the above securities; or

•	any derivative security of a security listed above or any security listed above containing a derivative feature such as a put or call option.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under an indenture. The indenture will be governed by the Trust Indenture Act.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of Ducommun. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•

the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

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the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

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the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•

the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be senior or subordinated to our other indebtedness;

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any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time);

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default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness (other than non-recourse indebtedness, as defined in the indenture) for money borrowed by us, whether such indebtedness now exists or is created after the date we issue debt securities, if that default:

•

is caused by a failure to pay at final stated maturity the principal amount of such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

•

our failure to pay final judgments that are non-appealable aggregating in excess of $50 million, net of applicable insurance that has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

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depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock consists of 35,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. At October 1, 2022, 12,102,308 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders other than the election of directors. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law, our charter or bylaws. The holders are entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. The existence of a classified board along with cumulative voting may make it more difficult for a stockholder owning a significant amount of the Company’s common stock to effect a change in the majority of the board than would be the case if cumulative voting did not exist.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is Computershare Limited.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•

a provision in our charter that our bylaws may not be amended by our stockholders except by the affirmative vote of at least 75% of the total voting power of all outstanding shares of our voting stock;

•

a provision in our charter that requires the affirmative vote of at least 75% of the total voting power of all outstanding shares of our voting stock to amend the provisions of our charter relating to our classified board, stockholders’ ability to only act at a meeting, cumulative voting and the approval of certain transactions;

•	a provision in our charter that our board of directors will be a classified board pursuant to which one-third of our directors will be elected each year to serve for a three-year term;

•	a provision in our charter prohibiting stockholder action by written consent;

•

a provision in our charter requiring that any proposal for (i) the merger or consolidation of our company and another company that owns (together with its affiliates), directly or indirectly, 10% of more of our outstanding shares of common stock (a “significant stockholder”), or (ii) our sale to a significant stockholder of substantially all of our assets or business, be approved by the affirmative vote of at least 75% of the total voting power of all outstanding shares of our stock, unless (a) our board of directors approved the merger, consolidation or sale prior to the other company’s acquisition of 10% of our outstanding shares or (b) we own 50% or more of the other company;

•	a provision in our bylaws limiting the persons who may call special meetings of stockholders to our board of directors; and

•

provisions in our bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation and by certain employee stock plans; or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences that may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to current or other reports we file with the SEC. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts that are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, depositary shares, debt securities or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased upon exercise of the warrants and procedures by which the number of these securities may be adjusted;

•	the exercise price of the warrants;

•	the period during which you may exercise the warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock, depositary shares, debt securities or other securities, holders of the warrants will not have any of the rights of holders of the common stock, preferred stock, depositary shares, debt securities or other securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of common stock, preferred stock or depositary shares, the right to vote or to receive any payments of dividends on the common stock, preferred stock or depositary shares purchasable upon exercise; or

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a fixed or varying number of shares of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, in each case securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. government securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, preferred stock, common stock, depositary shares or any combination thereof. You should refer to the applicable prospectus supplement for:

•

all terms of the units and of the stock purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through brokers;

•	directly by us to purchasers;

•	through a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The securities may be sold at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices or varying prices determined at the time of sale. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation or discount to be received by any FINRA member or independent broker dealer in a transaction subject to such guidelines may not exceed specified limits determined by FINRA.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of our arrangement with the broker.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Winston & Strawn LLP, Los Angeles, California, has rendered an opinion with respect to the validity of the securities being offered by this prospectus. We have filed this opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Ducommun files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. We maintain a website at https://www.ducommun.com. You should not consider information on our website to be part of this prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is part, and related exhibits under the Securities Act. The registration statement contains additional relevant information. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus. These documents contain important information about us and our business, prospects and financial condition.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022;

•

our Quarterly Reports on Form 10-Q for the quarter ended April 2, 2022, filed with the SEC on May 3, 2022, for the quarter ended July  2, 2022, filed with the SEC on August 4, 2022 and for the quarter ended October 1, 2022, filed with the SEC on November 7, 2022;

•	our Current Reports on Form 8-K, filed with the SEC on April 20, 2022 and July 18, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 9, 2022, and Definitive Additional Materials on Schedule 14A, filed with the SEC on March 29, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 30, 1996, including any amendments or reports filed for the purposes of updating such description.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the closing of each offering. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished and not filed by us under any item of any Current Report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa Ana, California 92707-5759

(657) 335-3665

2,000,000 Shares

Ducommun Incorporated

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Citigroup	RBC Capital Markets	B. Riley Securities

May    , 2023